EXHIBIT 99.1
Consolidated Financial Statements
PST Eletrônica S.A. (formerly PST
Indústria Eletrônica da Amazônia Ltda.)
December 31, 2007, 2006 and 2005
With Report of Independent Auditors

PST ELETRÔNICA S.A.
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005

REPORT OF INDEPENDENT AUDITORS
To the Board of Directors and Shareholders of
PST Eletrônica S.A.
We have audited the accompanying consolidated balance sheets of PST Eletrônica S.A. (formerly PST Indústria Eletrônica da Amazônia Ltda.) and subsidiary at December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PST Eletrônica S.A. and subsidiary at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States.
Campinas, February 11, 2008
ERNST & YOUNG
Auditores Independentes S.S.
CRC 2SP015199/O-6-S-AM
José Antonio de A. Navarrete
Accountant CRC1SP198698/O-4-S-AM

PST ELETRÔNICA S.A.
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006
(In thousands of U.S. Dollars, except share/quota data)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$7,124	$4,785
Accounts receivable, less allowance for doubtful accounts of $461 and $500 in 2007 and 2006, respectively	12,306	11,609
Inventories, net	20,144	10,602
Taxes recoverable	477	857
Related parties	189	160
Prepaid expenses and other	1,320	419
Deferred income taxes	1,784	600

Total current assets	43,344	29,032

Property, plant and equipment, net	16,865	9,868
Other assets:
Deferred income taxes	1,336	1,155
Other	195	—

Total assets	$61,740	$40,055

LIABILITIES AND SHAREHOLDERS’/QUOTAHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$843	$2,634
Accounts payable	4,997	4,252
Wages and salaries	3,346	2,028
Taxes payable	985	560
Due to related parties	9	24
Dividends payable	9,874	3,747
Employee profit sharing and management bonuses	2,189	968
Warranty reserve	917	549
Commissions payable	1,124	807
Accrued expenses and other	1,285	285

Total current liabilities	25,569	15,854

Long-term liabilities:
Long-term debt, net of current portion	430	345
Provision for contingencies	3,528	2,447

Total long-term liabilities	3,958	2,792

Commitments and contingencies (Note 7)

Shareholders’/quotaholders’ equity:
Capital, $0.175 and $0.424 par values, 45,000,000 common shares and 11,117,280 quotas authorized and issued at December 31, 2007 and 2006, respectively	7,887	4,712
Retained earnings	15,072	13,594
Accumulated other comprehensive income	9,254	3,103

Total shareholders’/quotaholders’ equity	32,213	21,409

Total liabilities and shareholders’/quotaholders’ equity	$61,740	$40,055

     The accompanying notes are an integral part of these consolidated financial statements.

PST ELETRÔNICA S.A.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars)

	For the years ended December 31,
	2007	2006	2005
Net sales	$133,039	$94,097	$70,819

Costs and expenses:
Cost of goods sold and services rendered	61,575	47,451	38,700
Product design and engineering expenses	5,094	3,113	2,358
Selling, general and administrative	39,292	25,929	18,136

Operating income	27,078	17,604	11,625

Exchange losses (gains), net	468	(175)	(188)
Financial expense (income), net	1,458	(160)	857

Income before income taxes	25,152	17,939	10,956

Provision for income taxes	4,803	3,442	2,330

Net income	$20,349	$14,497	$8,626

     The accompanying notes are an integral part of these consolidated financial statements.

PST ELETRÔNICA S.A.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’/QUOTAHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, except for the number of shares/quotas)

					Accumulated	Total
					other	shareholders’/
	Number of		Retained earnings		comprehensive	quotaholders’
	shares/quotas	Capital	Appropriated	Unappropriated	income	equity
Balance, December 31, 2004 (unaudited)	4,892,368	$1,886	$951	$4,119	$397	$7,353

Capitalization of retained earnings	2,220,760	951	(951)	—	—	—
Net income	—	—	—	8,626	—	8,626
Transfer to appropriated retained earnings	—	—	1,731	(1,731)	—	—
Dividends distribution	—	—	—	(4,350)	—	(4,350)
Other comprehensive income:
Currency translation adjustments	—	—	—	—	1,292	1,292

Balance, December 31, 2005	7,113,128	2,837	1,731	6,664	1,689	12,921

Capitalization of tax incentive reserve	4,004,152	1,875	(1,875)	—	—	—
Net income	—	—	—	14,497	—	14,497
Transfer to appropriated retained earnings	—	—	2,913	(2,913)	—	—
Dividends distribution	—	—	—	(7,423)	—	(7,423)
Other comprehensive income:
Currency translation adjustments	—	—	—	—	1,414	1,414

Balance, December 31, 2006	11,117,280	4,712	2,769	10,825	3,103	21,409

Capitalization of tax incentive reserve	6,219,570	3,175	(3,175)	—	—	—
Dividends	—	—	—	(11,468)	—	(11,468)
Conversion of quotas into shares	27,663,150	—	—	—	—	—
Net income	—	—	—	20,349	—	20,349
Transfer to appropriated retained earnings	—		5,399	(5,399)	—	—
Dividends payable	—	—	—	(4,228)	—	(4,228)
Other comprehensive income:
Currency translation adjustments	—	—	—	—	6,151	6,151

Balance, December 31, 2007	45,000,000	$7,887	$4,993	$10,079	$9,254	$32,213

     The accompanying notes are an integral part of these consolidated financial statements.

PST ELETRÔNICA S.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars)

	For the years ended December 31,
	2007	2006	2005
OPERATING ACTIVITIES:
Net income	$20,349	$14,497	$8,626
Adjustments to reconcile net income to net cash provided by (used for) operating activities –
Depreciation	1,496	1,363	1,247
Provision for contingencies	527	1,157	421
Deferred income taxes	(913)	(409)	(197)
Warranty reserve	232	—	188
(Gain) Loss on sales of property, plant and equipment, net	(30)	115	81
Changes in operating assets and liabilities
Accounts receivable, net	1,534	(3,710)	(1,165)
Inventories, net	(6,698)	(702)	1,050
Prepaid expenses and other current assets	(230)	(356)	(49)
Other assets	(177)	18	12
Accounts payable	(117)	142	1,297
Wages and salaries	820	382	275
Employee profit sharing and management bonuses	929	(1,089)	1,463
Commissions payable	138	490	78
Accrued expenses and others	1,083	488	678

Net cash provided by operating activities	18,943	12,386	14,005

INVESTING ACTIVITIES:
Capital expenditures	(5,987)	(3,790)	(1,749)

Net cash used for investing activities	(5,987)	(3,790)	(1,749)

FINANCING ACTIVITIES:
Borrowings — current portion of long-term debt	315	303	2,069
Repayments — current portion of long-term debt	(2,422)	(910)	(4,334)
Borrowings of short-term debt	—	—	1,186
Repayments of short-term debt	—	—	(4,164)
Other equity transactions	—	—	2
Decrease in amounts due to related parties	—	(3,022)	(377)
Dividends paid	(9,616)	(5,977)	(2,175)

Net cash used for financing activities	(11,723)	(9,606)	(7,793)

Effect of exchange rate changes on cash and cash equivalents	1,106	481	344

Net change in cash and cash equivalents	2,339	(529)	4,807

Cash and cash equivalents at beginning of period	4,785	5,314	507

Cash and cash equivalents at end of period	$7,124	$4,785	$5,314

Supplemental disclosure of cash flow information:
Cash paid for interest	$472	$269	$846

Cash paid for income taxes	$4,935	$3,674	$2,438

     The accompanying notes are an integral part of these consolidated financial statements.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
1.	Organization and Nature of Business

PST Eletrônica S.A. (formerly PST Indústria Eletrônica da Amazônia Ltda.), with head office in the city of Manaus, State of Amazonas, is a non-public Brazilian Stock Corporation engaged in the production and trading of electronic equipment for automobiles (alarms, power windows, door lock sets, instrument clusters, blocking and tracking devices, antennas and accessories) and in the rendering of tracking services within the domestic and foreign markets. PST Eletrônica S.A. holds a 99.98% interest in PST Industrial Ltda. (“subsidiary”). At December 31, 2007, the subsidiary does not have any operations. PST Eletrônica S.A. and its subsidiary are hereinafter referred to as the “Company”.

The Company’s administrative and financial headquarters are located in the city of Campinas, State of São Paulo. There are also branches in the cities of Rio de Janeiro (responsible for after-sale customer services), Campinas (dedicated to tracking and vehicle block services), and Buenos Aires, Argentina (focused on product trading activities).

Part of the manufacturing activity is carried out in the Campinas facility. However the manufacturing facility established in the Manaus Free-Trade Zone accounts for most of the production and billing activities with the aim of obtaining the tax incentives offered by the Federal and State Governments, as follows:
•	Exemption of IPI (Federal Value-added tax, “VAT”) on products;

•	Suspension of import duties on imports of capital assets and reduction of 88% on the current tax rate applied to foreign consumable inputs;

•	Refund of 55% of the ICMS (State VAT) charged on such product lines as antennas, alarms, remote control for alarms, wires and cables;

•	Refund of 90.25% of the ICMS charged on assembled electronic circuit plates;

•	Refund of 55%, with 45% additional refund, reviewed by State Government each three years, totaling 100% of the ICMS charged on other items of the Company’s product lines;

•	75% income tax reduction for amounts computed on sale of products subject to incentive manufactured by the Company in its Manaus facility. The amount corresponding to the computed income tax incentive must not be distributed to the quotaholders and should be kept as a tax incentive reserve, invested in the Company itself or used for capital increase.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
1.	Organization and Nature of Business—Continued

The referred to tax benefits will be effective until the end of 2023, when the Manaus Free-Trade Zone will be extinguished, according to the Federal Constitution.

The Company has lately pursued an Initial Public Offering (IPO) in the São Paulo Stock Exchange. In connection with such process, on October 19, 2007, the Company changed its by-law whereby it converted itself into a non-public Corporation (“S.A.”) from a limited liability enterprise (“Ltda.”). As a result, quotas were converted into shares, with no change to the ownership structure. Costs incurred by the Company in 2007 in the intended offering of the Company’s shares totaled $1,590.

2.	Summary of Significant Accounting Policies
a)	Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP), which differ in certain respects from accounting practices applied by the Company in its statutory financial statements, which are prepared in accordance with accounting practices adopted in Brazil.

Based on an analysis of the Company’s revenues, expenses and financial structure, management has concluded that the Company’s functional currency for its Brazilian operations is the Brazilian Real.

The financial statements are translated into US dollars using exchange rates in effect at the year end for assets and liabilities and average exchange rates during each reporting period for the statements of income. Adjustments resulting from translation of financial statements are reflected as a component of accumulated other comprehensive income. Foreign currency transactions are remeasured into functional currency using translation rates in effect at the time of the transaction, with the resulting adjustments included in the results of operations.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
2.	Summary of Significant Accounting Policies—Continued
b)	Cash and cash equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost plus interest earned through the balance sheet date, when applicable, which approximates fair value, due to the highly liquid nature and short-term duration of the underlying investments.

c)	Accounts receivable, allowance for doubtful accounts and concentration of credit risk

Revenues are principally generated from the automotive vehicle markets, with approximately 6% from the original equipment manufacturers and the remaining portion from aftermarket customers. The Company’s products are sold through distributors and resellers. Two customers accounted for 9.7% and 8.1% of the Company’s sales in 2007, 10.0% and 7.5% in 2006 and 14.0% and 11.0% in 2005. Trade accounts receivables are not secured by collateral.

The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific allowance for doubtful accounts is recorded against amounts overdue to write down the recognized receivable to the amount the Company reasonably believes will be collected. Additionally, the Company reviews historical trends for collectibility in determining an estimate for its allowance for doubtful accounts.

Bad debt expense for the years ended December 31, 2007, 2006 and 2005 amounted to $39, $91 and $123, respectively.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
2.	Summary of Significant Accounting Policies—Continued
d)	Inventories

Inventories are valued at the lower of cost or market. Cost is determined at the average cost of purchase or production, which includes material, labor and overhead. Inventories consist of the following at December 31:

	2007	2006
Raw materials	$9,948	$5,019
Work in progress	2,315	1,558
Finished goods	8,400	4,266

Total inventories	20,663	10,843
Less: Provision for lower of cost or market valuation and slow-moving inventories	(519)	(241)

Inventories, net	$20,144	$10,602

e)	Property, plant and equipment

Property, plant and equipment are recorded at cost and consist of the following at December 31:

	2007	2006
Land and improvements	$833	$691
Buildings and improvements	3,367	2,646
Machinery and equipment	7,164	4,627
Computer equipment and software	3,880	2,650
Office furniture and fixtures	1,050	561
Tooling	7,217	4,664
Vehicles	1,906	1,026
Tracking devices for rent	1,334	163
Other	824	360

Total property, plant and equipment	27,575	17,388
Less: accumulated depreciation	(10,710)	(7,520)

Property, plant and equipment, net	$16,865	$9,868

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
2.	Summary of Significant Accounting Policies—Continued
e)	Property, plant and equipment—Continued

Depreciation is provided by the straight-line method over the estimated useful lives of the assets. Depreciable lives within each property classification are as follows:

Buildings and improvements	25 years
Machinery and equipment	10 years
Computer equipment and software	5 years
Office furniture and fixtures	10 years
Tooling	3-10 years
Vehicles	5 years
Tracking devices for rent	5 years
Maintenance and repair expenditures that are not considered improvements and do not extend the useful life of property are charged to expense as incurred. Expenditures for improvements and major renewals are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposal is credited or charged to the statements of income.

At December 31, 2007 and 2006, property, plant and equipment includes vehicles and equipment held under capital leasing arrangements with total cost of $2,325 and $1,059 and accumulated depreciation of $493 and $202, respectively.

f)	Impairment of assets

The Company reviews its long-lived assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recognized when events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposal of the asset. No impairment charges were recorded in 2007, 2006 and 2005.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
2.	Summary of Significant Accounting Policies—Continued
g)	Income taxes

Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax assets or liabilities are recognized for the estimated future tax effects attributable to temporary differences that result from events that have been recognized in either the financial statements or the tax returns, but not both. The measurement of current and deferred tax assets is based on provisions of enacted tax laws. Future tax benefits are recognized to the extent the realization of such benefits is more likely than not. Current and non-current components of deferred tax balances are reported separately based on financial statement classification of the related asset or liability giving rise to the temporary difference. Tax assets and liabilities are not offset unless attributable to the same tax jurisdiction and netting is possible according to law and expected to take place in the same period.

h)	Revenue recognition and sales commitments

Revenues and expenses are recognized on the accrual basis. Revenues from sales of products are recognized upon their date of delivery to the customers. No revenue is recognized if there are significant uncertainties regarding its realization.

i)	Freight expenses

Shipping and handling costs incurred for delivering products sold are reported in selling expenses and were $4,092, $2,722 and $1,972, for the years ended December 31, 2007, 2006 and 2005, respectively.

j)	Warranty reserve

The Company’s warranty reserve is established based on the Company’s best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. The following is a reconciliation of the changes in the Company’s warranty reserve at December 31:

	2007	2006
Warranty reserves at beginning of year	$549	$502
Payments made	(657)	(466)
Costs recognized for warranties issued during the year	833	539
Changes in estimates for preexisting warranties	192	(26)

Warranty reserve at end of year	$917	$549

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
2.	Summary of Significant Accounting Policies—Continued
k)	Product development expenses

Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $5,094, $3,113 and $2,358 in 2007, 2006 and 2005, respectively.

l)	Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because actual results could differ from those estimates, the Company revises its estimates and assumptions as new information becomes available.

m)	Comprehensive income

Statement of Financial Accounting Standards (“SFAS”) No. 130, Reporting Comprehensive Income, establishes standards for the reporting of comprehensive income. Other comprehensive income consists of foreign currency translation adjustments. Balances of each after-tax component of accumulated other comprehensive income, as reported in the Statement of Consolidated Shareholders’/Quotaholders’ Equity at December 31, are as follows:

	For the Years Ended December 31,
	2007	2006	2005
Net income	$20,349	$14,497	$8,626
Other comprehensive income:
Currency translation adjustments	6,151	1,414	1,292

Comprehensive income	$26,500	$15,911	$9,918

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
2.	Summary of Significant Accounting Policies—Continued
n)	Accounting for uncertain income tax positions

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The cumulative effect of applying FIN 48 is recorded as an adjustment to retained earnings as of the beginning of the period of adoption. Additionally, in May 2007, the FASB published FASB Staff Position No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (“FSP FIN 48-1”). FSP FIN 48-1 is an amendment to FIN 48 which clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The Company did not incur a cumulative effect upon adoption as no relevant tax positions have been taken by the Company in the past.

o)	Recently issued accounting standards

New accounting pronouncements issued by the FASB which will be effective for the Company in or after fiscal year 2008, are the following:

SFAS No. 157, Fair Value Measurements (“SFAS 157”), establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 was issued in September 2006 and is effective for fiscal years beginning after November 15, 2007. For non-financial assets and liabilities which are not periodically recognized or disclosed at fair value, SFAS 157 has been deferred one year. The Company will adopt SFAS 157 prospectively on January 1, 2008. The application of SFAS 157 is not expected to have any impact on earnings and financial position.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
2.	Summary of Significant Accounting Policies—Continued
o)	Recently issued accounting standards—Continued

SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), replaces FASB Statement No. 141. SFAS 141(R) applies the acquisition method to all transactions and other events in which one entity obtains control over one or more other businesses, requires the acquirer to recognize the fair value of all assets and liabilities acquired, even if less than hundred percent ownership is acquired, and establishes the acquisition date fair value as the measurement date for all assets acquired and liabilities assumed. SFAS 141(R) was issued in December 2007 and is effective prospectively for fiscal years beginning after December 15, 2008.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”), amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated financial statements. SFAS 160 was issued in December 2007 and is effective for fiscal years beginning after December 15, 2008. The application of SFAS 160 is not expected to have any impact on earnings and financial position.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
3.	Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2007	2006
Working capital loans	$—	$2,359
Capital lease obligations	1,273	620

Total debt	1,273	2,979
Less: current portion	(843)	(2,634)

Total long term debt less current portion	$430	$345

Working capital loans from Brazilian financial institutions, settled in 2007, were secured by promissory notes and by guarantees from two Brazilian financial institutions. The weighted average interest rate on outstanding debt obligations at December 31, 2007 and 2006 is 12.7% and 12.3%, respectively, per year.

The long term portion of the debt at December 31, 2007 refers to capital leases that will mature in 2009 and 2010.

4.	Capital Lease Obligations

The Company has entered into certain capital lease agreements, most of them containing purchase options, as a form to finance its acquisition of vehicles and equipment.

During 2007, $753 of principal and interest of $106 were paid on the lease (in 2006, $185 and $52 respectively).

Future payments under those agreements having a remaining term in excess of one year at December 31 are as follows:

2007
2008	$843
2009	$522
2010	$143

Total	$1,508

Imputed interest amount	$(235)

Present value of lease payments	1,273
(-) Amount recorded in current liabilities	843

(=) Amount due in the long term	$430

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
5.	Advertising Costs

The cost of advertising is expensed as incurred. Advertising expense was $832, $425 and $315, in 2007, 2006 and 2005, respectively.

6.	Income Taxes

Under Brazilian tax law income taxes are paid monthly based on the actual or estimated monthly taxable income. Income taxes in Brazil include federal income tax and social contribution (which is an additional federal income tax). The applicable statutory income tax and social contribution rates were 25% and 9%, respectively, during the years ended December 31, 2007, 2006 and 2005. The composite tax rate is 34%. There are no State or local income taxes in Brazil.

The Company’s Manaus plant operates in an economic development area (Free-Trade Zone) and, therefore, its operating income from the production at that plant is exempt from federal income tax through 2023, as commented in Note 1.

The provisions for taxes on income included in the consolidated financial statements represent Brazilian federal and other foreign income taxes. The components of income before income taxes and the provision for income taxes consist of the following:

	For the Years Ended December 31,
	2007	2006	2005
Income before income taxes:
Brazilian	$24,510	$17,329	$10,324
Other foreign	642	610	632

Total income before income taxes	$25,152	$17,939	$10,956

Income tax expense
Current:
Brazilian federal	$5,434	$3,674	$2,465
Other foreign	282	177	63

Total current provision	5,716	3,851	2,528

Deferred:
Brazilian federal	(913)	(409)	(198)

Total provision for income taxes	$4,803	$3,442	$2,330

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
6.	Income Taxes—Continued

The reconciliation of the Company’s effective income tax rate to the statutory federal tax rate is as follows:

	2007	2006	2005
Brazilian federal income tax rate	34.0%	34.0%	34.0%
Earnings of foreign branch	0.2%	(0.2)%	(1.8)%
Manaus free-tax zone income tax incentives	(16.0)%	(15.9)%	(15.3)%
Other	0.9%	1.3%	4.4%

Effective income tax rate	19.1%	19.2%	21.3%

Deferred tax assets consist of the following at December 31:

	2007	2006
Inventory reserves and provision for losses on other assets	$301	$82
Provision for product warranties	312	187
Provision for contingency losses	1,200	831
Product design and development costs deferred for tax purposes	540	286
Deferred revenues subject to current taxation	755	337
Other nondeductible reserve	12	32

Net deferred tax assets	$3,120	$1,755
Less: Current assets	(1,784)	(600)

Non-current assets	$1,336	$1,155

7.	Commitments and Contingencies

In the ordinary course of business, the Company is involved in various legal proceedings, principally related to tax and labor claims. Following the opinion of its legal advisors, the Company has taken Federal VAT (IPI) credit related to purchases of raw materials and other materials that are tax exempt, non-taxed or taxed at a zero rate. The related tax credits were offset against current IPI payable and will be maintained as a provision for contingencies until the Company is judicially granted the right to recognize it.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
7.	Commitments and Contingencies—Continued

The Company is judicially challenging the extension of the calculation basis of Social Integration Program Contribution (PIS) and Social Security Financing Contribution (COFINS) on exchange gains enacted by Brazilian Law 9,718/98. As such, these amounts represent a legal obligation under enacted legislation. A full provision for the amounts not paid has been recorded.

The recorded provisions for probable loss contingencies, including the matters above, are comprised as follows at December 31, 2007 and 2006:

	2007	2006
IPI extemporaneous credits offset	$2,045	$1,287
PIS and COFINS on exchange gains	1,304	848
Labor claims	179	312

Total	$3,528	$2,447

In addition to the said amounts, the Company has other civil and labor contingencies for which the outcome is deemed to be of a possible loss by its legal advisors, and, therefore, were not recorded. Such contingencies amount to approximately $736 at December 31, 2007 ($455 at December 31, 2006).

8.	Related Party Transactions

Related party transactions and balances with Stoneridge, Inc. for years ended December 31 are as follows:

	2007	2006	2005
Transactions
Commissions/royalties	$231	$215	$194
Purchases	—	—	$6

Balances
Accounts receivable	$189	$160	$120
Accounts payable	$9	$24	$51
Loans payable	—	—	$2,814

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
9.	Shareholders’/Quotaholders’ Equity

The following table sets forth the ownership and the percentages of the Company’s common shares (quotas in 2006) at December 31, 2007 and 2006:

	% of shares (2007) and quotas (2006)
	2007	2006

Stoneridge, Inc.	25.56%	50.00%
Alphabet do Brasil Ltda.	24.44%	—
Sérgio de Cerqueira Leite	16.67%	33.33%
Potamotryngi Participações Ltda.	16.67%	—
Marcos Ferretti	8.33%	16.67%
Brienzer Participações Ltda.	8.33%	—

	100.00%	100.00%

On September 10, 2005, October 18, 2006 and September 10, 2007, the quotaholders made capital increases of $951, $1,875, and $3,175, respectively, through capitalization of the tax incentive reserve (included in Retained earnings), corresponding to issuance of 2,220,760, 4,004,152 and 6,219,570, new quotas, respectively.

On October 19, 2007, as commented in Note 1, the Company was converted into a non-public stock corporation (sociedade anônima) and was renamed to PST Eletrônica S.A.. As a result, all existing quotas were converted into shares and 27,663,150 additional shares were issued by the Company with no change to the total amount of the capital.

At December 31, 2007 the Company had 45,000,000 shares of common stock, issued and outstanding, which is the maximum amount allowed by the Company’s bylaws.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
9.	Shareholders’/Quotaholders’ Equity—Continued

Appropriated retained earnings
a)	Legal reserve

Under Brazilian Corporation Law and according to its bylaws, the Company is required to maintain a “legal reserve” to which it must allocate 5% of its net income, less accumulated losses as determined on the basis of the statutory financial statements for each fiscal year until the amount of the reserve equals 20% of capital. Accumulated losses, if any, may be charged against the legal reserve. The legal reserve can only be used to increase the capital of the Company. The legal reserve is subject to approval by the shareholders voting at the annual shareholders meeting and may be transferred to capital however it is not available for the payment of dividends in subsequent years. The shareholders allocated $890 as “legal reserve” at December 31, 2007.

b)	Incentive reserve

As commented in Note 1, the amount corresponding to the computed income tax incentive may not be distributed to the shareholders and should be kept as a tax incentive reserve, invested in the Company itself or used for capital increase. At December 31, 2007, the allocation of retained earning to tax incentives was $4,509 ($2,913 in 2006 and $1,731 in 2005).
Unappropriated retained earnings

The Company management will propose at the next shareholders’ meeting that unappropriated earnings be retained in order to support the ongoing operations of the Company and to fund planned growth and expansion of the business.

Dividends

Payment of dividends is limited to the amount of retained earnings in the Company’s local currency financial statements prepared in accordance with accounting principles adopted in Brazil.

On December 8, 2005, December 5, 2006 and October 15, 2007, the quotaholders (2006 and 2005) and shareholders (2007) approved the distribution of retained earnings in the amount of $4,350, $7,423 and $11,468, respectively. The amount of $5,646 is still outstanding at December 31, 2007.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
9.	Shareholders’/Quotaholders’ Equity—Continued

Dividends—Continued

According to the Company’s bylaws, shareholders are entitled to minimum compulsory dividends of 25% of the year’s net income, adjusted in accordance with article 202 of Law 6,404/76 (Brazilian Corporate Law). At December 31, 2007, the Company allocated $4,228 to those compulsory dividends to be paid in 2008.

Dividends are payable in Brazilian reais and may be remitted to shareholders abroad, provided the foreign capital is registered with the Brazilian Central Bank.

10.	Risk Management and Financial Instruments

The Company has operational policies and strategies aiming at liquidity, profitability and safety, as well as procedures to monitor financial instrument balances. Additionally, the Company operates with established financial institutions.

The main risk factors affecting the Company and its subsidiary business, other than concentration of risk as commented in Note 2c, are as follows:
a)	Exchange rate risk

In 2007 and 2006 asset amounts surpassed the liabilities in foreign currency. Variation of exchange rate has not materially affected the Company’s business. At December 31, 2007 and 2006, Company and its subsidiary have the following net exposure to the exchange rate variation:

	2007	2006
Assets
Trade receivables	2,022	1,526
Liabilities
Trade accounts payable	(1,860)	(1,293)
Royalties payable	(9)	(24)

	153	209

The Company did not enter into derivative financial instruments for hedging or other purposes in 2007 and 2006.

PST ELETRÔNICA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued
Years ended December 31, 2007, 2006 and 2005
(In thousands of U.S. Dollars, unless otherwise indicated)
10.	Risk Management and Financial Instruments—Continued
b)	Fair value of financial instruments

The carrying values of cash and cash equivalents, accounts receivable and payables and loans and financing are considered to be representative of their fair value because of the short maturity of these instruments.
11.	Share-based Payment

On November 23, 2007, the Company authorized a share option scheme (the “Stock Option Plan”) that provides for the issuance of options to purchase up to 3% of the total common shares of the Company. Under the Stock Option Plan, the Board of directors may, at their discretion, grant any officers (including directors) options to subscribe for common shares. These awards vest over a five year period starting the 13th month after the grant date of the options, with 25% of the options to vest on each of the first (from the 13th to the 24th month as from the grant date), second (25th to 36th), third (37th to 48th) and fourth (49th to 72nd month) anniversaries of the award date as stipulated in the Stock Option Plan. The options expire (a) upon their full exercise, (b) after 6 years from the grant date, (c) after cancellation of the individual contracts, (d) upon dissolution and bankruptcy of the Company and (e) upon the employee or management termination.

Until December 31, 2007, no individual contracts have been entered by the Company with any officers or employees and, as a result, no options have been granted by the Company under the plan. Therefore, no compensation cost was recognized in 2007 with respect to the Stock Option Plan.